Exhibit 99.1

CVR Partners Names Dane Neumann Executive Vice President & Chief Financial Officer

SUGAR LAND, Texas (October 12, 2021) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), together with CVR Energy, Inc. (the “Company”), today announced that Dane Neumann has been named Executive Vice President and Chief Financial Officer of the general partner of the Partnership and the Company. Neumann’s appointments were effective October 6, 2021. In this position, Neumann will lead all aspects of the finance and accounting functions for the Partnership, the Company and their subsidiaries.

“Dane has proven his qualifications to serve as our Chief Financial Officer through his ability to handle positions of increasing responsibility since joining the Company in 2018,” said Mark Pytosh, CVR Partners’ Chief Executive Officer. “His experience in the nitrogen fertilizer industry along with his financial planning and analysis expertise will continue to be an asset to the organization going forward.”

Neumann most recently served as Interim Chief Financial Officer of the general partner of the Partnership and the Company since August 2021 and Vice President of Finance & Treasurer since June 2020. Prior to that, he held various other roles within the Company’s and the Partnership’s finance organizations since June 2018, including Vice President of Financial Planning & Analysis and Director of Projects & Controls. Before joining the Partnership and the Company, Neumann served in roles of increasing responsibility for Andeavor and its affiliates (each formerly publicly traded refining and marketing entities) from March 2011 until June 2018, including as Director of Commercial Business Planning & Analytics from June 2017 until June 2018, Director of Financial Planning & Analysis for Western Refining (“WNR”) from 2017 until its acquisition by Andeavor (then Tesoro Corp.) in June 2017 and Corporate Finance Manager for the general partner of Northern Tier Energy, LP from 2012 until its acquisition by WNR in June 2016.

Neumann earned a Master of Business Administration and a Bachelor of Science in Finance and Political Science from the University of Minnesota. He also is a Certified Public Accountant.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com